Exhibit 23.12

CONSENT OF DEEPAK MALHOTRA

The undersigned, Deepak Malhotra, hereby states as follows:

I, Deepak Malhotra, assisted with the preparation of the “10.65 MTPY Preliminary Feasibility Study, NI 43-101 Technical Report, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011 for Vista Gold Corp. (the “Company”) and the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 4, 2012, issue date October 4, 2012  (together both reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”) in which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports, including the reference to the Mt. Todd Gold Project included with such information, and the reference to my name as set forth in the Form 10-K.

/s/ Dr. Deepak Malhotra
Dr. Deepak Malhotra

Date: October 1, 2013